Exhibit 10.51

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is made and entered into effective as of July 15, 2002 by and between Charles & Colvard, Ltd., a North Carolina company with its principal office at 3800 Gateway Boulevard, Suite 311, Morrisville, North Carolina, 27560 (the “Company), and Barbara L. Mooty, an individual currently residing at 4814 Summit Arbor Drive #305, Raleigh, NC 27612 (“Employee”).

Statement of Purpose

Employee is presently employed by the Company as Vice President of Brand Development and Industry Relations. Employee and the Company desire to provide for continued salary payments to Employee in the event Employee is terminated by the Company without cause, all subject to the terms and conditions of this Agreement.

Therefore, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.    Salary.  The annual salary of Employee is $ 150,000 (the “Initial Annual Salary”) to be paid in accordance with the Company’s payroll practices as in existence from time to time.

2.    Salary Continuation.  In the event Employee is terminated by the Company within eighteen months of Employee’s July 15, 2002 date of hire for any reason other than Just Cause (as defined in Section 3 below), the Company shall pay to Employee, for a period of twelve (12) months following such termination, the Initial Annual Salary, in accordance with the Company’s normal payroll practices.

3.    Termination for Just Cause.  The Company shall have the right to terminate the Employee’s employment under this Agreement at any time without cause, which termination shall be effective immediately, but shall be subject to Section 2 of this Agreement. In the event the Employee’s employment is terminated for Just Cause, the Employee shall have no right to receive compensation under this Agreement for any period after such termination other than compensation or other benefits already accrued and owing to Employee. Termination for “Just Cause” shall include termination for the Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), written Company policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, misappropriation of the Company’s assets (determined on a reasonable basis), disability or material breach of any other provision of this Agreement. The determination of whether “Just Cause” exists for termination shall be made by the Board of Directors of the Company in its sole discretion. For purposes of this section, the term

“disability” means the inability of Employee, due to the condition of her physical, mental or emotional health, to satisfactorily perform the duties of her employment hereunder for a continuous three month period; provided further that if the Company furnishes long term disability insurance for the Employee, the term “disability” shall mean that continuous period sufficient to allow for the long term disability payments to commence pursuant to the Company’s long term disability insurance policy.

4.    Employee’s Right to Payments.  In receiving any payments pursuant to this Agreement, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder, and such amounts shall not be reduced or terminated whether or not the Employee obtains other employment.

5.    Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes any prior agreements between them, whether written or oral.

6.    Waiver.  The failure of either party to insist in any one or more instance, upon performance of the terms and conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

7.    Notices.  Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the address first above appearing, or to such other address as a party may designate by notice from time to time.

8.    Severability.  In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

9.    Amendment.  This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

10.    Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Raleigh, North Carolina in accordance with the expedited procedures of the Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

11.    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in North Carolina for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

12.    Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, her heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as may be specifically agreed to by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

CHARLES & COLVARD, LTD.

By:	/s/ Robert S. Thomas
Robert S. Thomas, President

EMPLOYEE

/s/ Barbara L. Mooty
Barbara L. Mooty

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